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Pricing Supplement No. 23 dated April 17, 1997        Registration No. 33-52571
(To Prospectus Supplement dated December 16, 1994     Rule 424(b)(3)
   and Prospectus dated March 18, 1994)

                           BANK OF BOSTON CORPORATION

                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                              --------------------

      Except as set forth herein, the Senior Notes offered hereby are "Floating Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated December 16, 1994, relating to Floating Rate Notes. This Pricing Supplement relates to $25,000,000 aggregate principal amount of Senior Notes that are being purchased, as principal, by Bear, Stearns & Co. Inc. ("Bear, Stearns") for resale to one or more investors at varying prices determined by Bear, Stearns. Net proceeds payable by Bear, Stearns to Bank of Boston Corporation (the "Corporation") will be 100% of the aggregate principal amount of the Senior Notes, or $25,000,000, before deduction of expenses payable by the Corporation.

DTC CUSIP #: 06420MAT7

Principal Amount:  $25,000,000

Issue Date (Settlement Date):  April 22, 1997

Stated Maturity Date:  April 22, 1998

Issue Price:  100% of Principal Amount

Interest Rate(s)
   (Fixed Rate Notes):  N/A

Initial Interest Rate
   (Floating Rate Notes):  5.74%

Interest Payment Dates: [ ] June 15 and December 15 of each year.

                        [X] Other:  July 22, 1997
                                    October 22, 1997
                                    January 22, 1998
                                    April 22, 1998

Record Dates:           [X] Fifteenth calendar day (whether or not a Business
                        Day) next preceding each Interest Payment Date.
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Interest Rate Basis           [ ] CMT Rate
   (Floating Rate Notes):     [ ] Commercial Paper Rate
                              [ ] Eleventh District Cost of Funds Rate
                              [ ] Federal Funds Rate
                              [ ] LIBOR Telerate
                              [ ] LIBOR Reuters
                              [X] Prime Rate
                              [ ] Treasury Rate
                              [ ] Other:

Interest Calculation
   (Floating Rate Notes):     [X] Regular Floating Rate Note
                              [ ] Floating Rate/Fixed Rate Note
                                  Fixed Rate Commencement Date:
                                  Fixed Interest Rate:
                              [ ] Inverse Floating Rate Note
                                  Fixed Interest Rate:

Index Maturity
   (Floating Rate Notes):  N/A

Index Currency
(LIBOR Notes):  N/A

Designated LIBOR Page
   (LIBOR Notes):  N/A

Designated CMT Telerate
Page (CMT Rate Notes):  N/A

Designated CMT Maturity
Index (CMT Rate Notes):  N/A

Prime Rate Notes
(Floating Rate Notes):  Telerate p. 125, Source FRB H.15

Spread (Plus or Minus)
   (Floating Rate Notes): Minus 2.76%

Spread Multiplier
   (Floating Rate Notes):  N/A

Interest Rate Formula
   (Floating Rate Notes):  Prime Rate minus 2.76%
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Interest Reset Dates
   (Floating Rate Notes):  Daily (using prior day U.S. Prime Rate)

Interest Determination Dates
   (Floating Rate Notes):  Daily

Calculation Agent (if other
   than the Bank)
   (Floating Rate Notes):  N/A

Minimum Interest Rate
   (Floating Rate Notes):  N/A

Maximum Interest Rate
   (Floating Rate Notes):   N/A

Redemption Date(s):  N/A

Initial Redemption Percentage:  N/A
Annual Redemption
   Percentage Reduction:  N/A

Holder's Optional
   Repayment Date(s):  N/A

Day Count Convention
   (Floating Rate Notes):  [ ] 30/360 for the period from _____________ to
                               ________________.
                           [X] Actual/360 for the period from April 22, 1997 to
                               April 22, 1998.

Original Issue
   Discount Note:          [ ] Yes
                           [X] No

Total Amount of OID:  N/A

Yield to Maturity:  N/A

Interest Accrual
   Period:  N/A

Default Rate:  N/A
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Other Provisions: The "Interest Determination Date" with respect to the Senior
Notes offered hereby will be the Business Day immediately preceding the applicable Interest Reset Date.

      For purposes of the Senior Notes offered hereby, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York (which may include affiliates of certain of the Agents) selected by the Calculation Agent. If fewer than four major money center banks provide such quotations, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of four prime rates, quoted on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided quotations and as many substitute banks or trust companies as is necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any state thereof, each having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date shall be the Prime Rate in effect on such Prime Rate Interest Determination Date. "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus Supplement.